                                  EX-99.B.4.16

                    AETNA LIFE INSURANCE AND ANNUITY COMPANY

                                   ENDORSEMENT

This Contract is hereby endorsed to add to the end of the section titled Sum Payable at Death (Before Annuity Payments Start) under SPECIAL PROVISIONS the following:

     If the Contract Holder dies before the date Annuity payments start and the designated Beneficiary is not the spouse of the Contract Holder, the Current Value must be distributed:

       (1)    Within 5 years from the date of death; or

       (2) Over the life of, or over a period not exceeding the life expectancy of, the designated Beneficiary (if a person). Such distributions must begin not later than one year from the date of death.

Endorsed and made a part of this Contract on the Effective Date of the Contract.

                                     /s/ Thomas J. McInerney




                                     President
                                     Aetna Life Insurance and Annuity Company